Exhibit (s)

POWER OF ATTORNEY

The undersigned hereby constitute and appoint R. Joseph Dougherty and Mark K. Okada, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of the Registrant (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ James D. Dondero James D. Dondero	President (Principal Executive Officer) and Chairman of the Board	March 15, 2002

/s/ R. Joseph Dougherty R. Joseph Dougherty	Senior Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 15, 2002

/s/ Timothy K. Hui Timothy K. Hui	Board member	March 15, 2002

Scott F. Kavanaugh	Board member

/s/ Bryan A. Ward Bryan A. Ward	Board member	March 15, 2002

/s/ James F. Leary James F. Leary	Board member	March 15, 2002